                                                                    EXHIBIT 21

                      LIST OF IMCO RECYCLING INC. SUBSIDIARIES

Wholly owned unless otherwise indicated.

1.  IMCO Investment Company,  a Delaware Corporation

2.  Interamerican Zinc, Inc.,  a Delaware Corporation

3.  IMCO Recycling of Ohio Inc.,  a Delaware Corporation

4.  IMCO Management Partnership L.P.,  a Texas Limited Partnership

5.  IMCO Recycling of California, Inc., a Delaware Corporation

6.  IMCO Energy Corp., a Delaware Corporation

7.  Phoenix Smelting Corporation, a Georgia Corporation

8.  IMCO Recycling of Loudon Inc., a Tennessee Corporation

9.  IMCO International, Inc., a Delaware Corporation

10. IMCO Recycling of Indiana Inc., a Delaware Corporation

11. IMCO Recycling of Illinois Inc., a Delaware Corporation

12. IMCO Indiana Partnership L.P., an Indiana Limited Partnership

13. Metal Mark, Inc., an Illinois Corporation

14. Pittsburg Aluminum, Inc.,  a Kansas Corporation

15. VAW-IMCO Guss und Recycling GmbH, a private company with limited liability organized under the laws of Germany (50% owned)

16. IMCO Recycling of Michigan L.L.C., a Delaware Limited Liability Company (75% owned)

17. IMCO Recycling (UK) Ltd., a private company limited by shares and organized under the laws of England and Wales

18. IMCO Acquisition Inc., a Delaware Corporation

19. IMSAMET, Inc., a Delaware Corporation

20. Imsamet of Idaho, Inc., a Delaware Corporation

21. Imsamet of Utah, Inc., a Delaware Corporation

22. Imsamet of Arizona, an Arizona General Partnership (70% owned)

23. Solar Aluminum Technology  Services, a Utah General Partnership (50% owned)

24. Rock Creek Aluminum, Inc., an Ohio Corporation